Exhibit 19.2
Match Group Stock Repurchase Policies and Procedures
(September 2023)

These policies and procedures govern repurchases of Match Group, Inc. (“Match Group”) equity securities (“Repurchases”) approved from time to time by its Board of Directors (the “Board”) to help ensure that such Repurchases are not made, or a repurchase plan is not adopted, when Match Group is in possession of material non-public information concerning Match Group (“MNPI”).
•Policy. It is Match Group’s policy that no Repurchases may take place outside an open trading window or when Match Group is otherwise in possession of MNPI, other than Repurchases made pursuant to a plan satisfying the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 (a “Trading Plan”) or otherwise in compliance with applicable law.
•Trading Activity. Any Repurchases, or the adoption of a Trading Plan to effect Repurchases shall be subject to the following procedures:
oThe adoption of a Trading Plan shall be subject to prior written approval by Match Group’s Chief Legal Officer or their designee. Match Group’s Chief Legal Officer shall take such steps as they deem reasonably necessary to ascertain that Match Group is not in possession of MNPI at the time of plan adoption, including but not limited to consulting with Stock other members of senior management (each, an “Authorized Officer”) and/or legal counsel.
oWith respect to Repurchases that have been approved by the Board and are not made pursuant to a Trading Plan, if at any time during the period such Repurchases are scheduled to take place, Match Group’s Chief Legal Officer or any Authorized Officer become aware of any MNPI, they shall notify the relevant employee(s) at Match Group responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.
oOnce Match Group’s Chief Legal Officer or their designee and such Authorized Officer are satisfied that, to their knowledge, Match Group is no longer in possession of MNPI, they shall notify the relevant employee(s) that Match Group may resume its Repurchases.
•Modification or Waiver. These policies and procedures may be modified, and specific requirements herein may be waived, subject to approval by Match Group’s Chief Legal Officer or their designee if they deem such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.
•Amendments. These policies and procedures must be reviewed periodically as determined by Match Group’s Chief Legal Officer. Any material amendments to these policies and procedures shall require the approval of Match Group’s Chief Legal Officer.